DATED 15 August 2008

CAMBRIAN MINING PLC

– and –

ABRAHAM JONKER

DEED OF OPTION GRANT

THIS DEED OF OPTION GRANT is dated 15 August 2008

PARTIES:

(1)	CAMBRIAN MINING PLC (Registered No 4010083) whose registered office is at 2nd Floor, 27 Albemarle Street, London W1S 4DW (the “Grantor”); and

(2)	ABRAHAM JONKER (address omitted) (“Option Holder”).

BACKGROUND:

The Grantor has agreed to grant options to the Option Holder to subscribe for ordinary shares in the capital of the Grantor upon the terms and subject to the conditions appearing in this Deed.

THIS DEED provides:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed, the following definitions and rules of interpretation apply:

“AIM” means the AIM Market of the London Stock Exchange.

“Board” means the directors for the time being of the Grantor present at a duly convened and quorate meeting of the directors or of a committee of the directors duly appointed for the purpose in question.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for ordinary business in London.

“Exercise Period” means the period referred to in clauses 2.3 and 2.4.

“London Stock Exchange” means London Stock Exchange plc.

“Options” means the options to subscribe for Shares of the Grantor granted pursuant to clause 2.

“Shares” means ordinary shares of 20p each in the capital of the Grantor having the rights set out or referred to in the articles of association of the Grantor as amended from time to time.

1.2	Any reference to a statute or statutory provision is a reference to it as it is in force for the time being and includes any subordinate legislation for the time being in force made under it.

1.3	Unless the context otherwise requires:

1.3.1	words in the singular include the plural and words in the plural include the singular;

1.3.2	words denoting any gender include all other genders;

(-1-)

1.3.3	any reference to “persons” includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

1.3.4	any reference to a party is to a party to this Deed.

1.4	Clause headings are for convenience only and do not affect the interpretation of this Deed. Any reference to a clause, sub-clause, paragraph or schedule is to the relevant clause, sub-clause, paragraph or schedule of this Deed. The schedule to this Deed shall for all purposes form part of this Deed.

2.	GRANT OF OPTIONS

2.1	The Grantor hereby grants to the Option Holder an option to subscribe for 510,000 Shares subject to the vesting schedule set out in 2.3 below.

2.2	Subject to any adjustment pursuant to clause 4.1, the price at which the Option shall be exercisable shall be £2.60 per Share, payable in full upon exercise.

2.3	The Options granted pursuant to clause 2.1 shall vest:

(i)	170,000 on 15 August 2009

(ii)	170,000 on 15 August 2010

(iii)	170,000 on 15 August 2011

and once vested shall be exercisable in whole or in part at any time prior to and including 31 July 2012. To the extent that such Options have not been exercised by such date, or have not been exercised pursuant to and in accordance with clauses 6.1.1, 6.1.2 or 6.1.3, they shall lapse (subject to clause 2.4 below).

2.4	In the event that the Option Holder is in possession of relevant price sensitive information or is restricted from dealing pursuant to the provisions of the AIM Rules or Model Code as set out in Chapter 9 of the Listing Rules of the London Stock Exchange or by any other applicable law or regulation and is thereby precluded from exercising the Option or any part thereof immediately prior to the expiry of the Exercise Period, then the Exercise Period shall be deemed to be extended until the date which falls 10 Business Days after the later of the date on which the Option Holder ceases to be an insider (as defined in the Criminal Justice Act 1993 and the Financial Services and Markets Act 2000) or the date on which the close period (as defined in the AIM Rules) ends or is otherwise no longer prohibited.

2.5	If an Option Holder dies, his personal representative may exercise any of his vested Options (subject to clause 3) in whole or in part within 12 months of death. Any Options which have not been exercised on the expiry of that period shall lapse.

3.	EXERCISE OF OPTIONS

3.1

The Options shall be exercised in whole or in part at any time and from time to time during the Exercise Period by giving to the secretary of the Grantor a written notice exercising the Option (in the form of the notice of exercise set out in the Schedule) signed on behalf of the Option Holder specifying the number of Shares in respect of which the Options are to be exercised and accompanied by a cheque or bankers’

draft for the aggregate exercise price of the Shares in respect of which the Options are being exercised. Upon such exercise the Grantor shall issue to the Option Holder (or its nominee) the Shares in respect of which the Options have been exercised within 5 Business Days of receipt by the Grantor of the notice of exercise. Such Shares shall on issue rank pari passu in all respects with the Grantor’s existing ordinary shares save as regards any rights attaching by reference to a record date prior to the receipt of the relevant notice of exercise. The Grantor shall make application for the Shares so issued on exercise of the Options to be admitted to trading on AIM with effect from the earliest practicable date after the date of issue and for listing of the Shares on all other stock exchanges (if any) on which its other issued ordinary share capital is then listed with effect from the earliest possible date after the date of issue.

3.2	The Board may prescribe that if the Grantor is liable to pay or account for Taxation in respect of the exercise of an Option, the exercise of that Option shall be conditional upon the agreement of the relevant Option Holder to either:

(i)	pay to the Grantor such sum or sums as is or are, in the opinion of the Grantor and as notified to the Option Holder by the Grantor, sufficient to indemnify the Grantor in full against the amount of Taxation (excluding for the avoidance of doubt employer’s secondary Class 1 national insurance contributions) to be so paid or accounted for; or

(ii)	take such alternative steps or make such alternative arrangements to reimburse the Grantor for the relevant amount of Taxation (excluding for the avoidance of doubt employer’s secondary Class 1 national insurance contributions) to be so paid or accounted for as the Grantor and the Option Holder may agree, provided that in the absence of any other such steps or arrangements being made, the Grantor shall have the right to retain, out of the aggregate number of Shares to which the Option Holder would otherwise be entitled upon the exercise of the Option, such number of Shares as in the opinion of the Grantor will enable the Grantor (or agent instructed by the Grantor) to sell as agent for the Option Holder (at the best price which can reasonably be expected to be obtained at the time of sale) and to keep sufficient monies out of the net proceeds of sale, after deduction of all fees commissions and expenses incurred in relation to such sale, to satisfy the Option Holder’s liability under Rule 3.2(i).

In consideration of such agreement the Grantor undertakes to pay or to procure that the relevant Option Holder shall pay such Taxation to the relevant Taxation Authority without delay upon such Taxation becoming due and payable (or as soon as reasonably practicable having been put in funds as described at 3.2(i) and 3.2(ii) above, if later).

3.3	The Grantor shall at all times keep available sufficient of its authorised but unissued ordinary share capital and shall procure that the directors of the Grantor shall be authorised to issue and allot sufficient shares free from statutory pre-emption rights, to satisfy the valid exercise of the Options granted under this Deed.

4.	ALTERATIONS IN THE SHARE CAPITAL OF THE GRANTOR

4.1	In the event of any issue of shares of whatever class or other security of the Grantor to shareholders by way of capitalisation of reserves or profits (other than a capitalisation issue in lieu of a cash dividend where the value of the Shares issued in lieu of the cash dividend is equal to the amount of the dividend foregone) or any sub-division or consolidation or reduction of the ordinary share capital of the Grantor, the nominal amount and the number of Shares then still subject to the Options (including any part of the Options exercised but in respect of which Shares have not yet been allotted) and/or the exercise price under the Options shall be adjusted to such extent (if any) as the auditors for the time being of the Grantor certify in writing to the Grantor and the Option Holder to be in their opinion fair and reasonable in consequence of such event but so that no adjustment to the exercise price shall be such that it would thereby be reduced to a price per Share below the nominal value of each Share. In the event of an issue by the Grantor of securities by way of rights of issue or other pre-emptive issue of shares (a “Share Issue”) the Grantor shall also give sufficient notice to the Option Holder of such Share Issue so as to enable the Option Holder to exercise such number of Options as they so wish in order that the Option Holder may participate in the Share Issue as a shareholder of the Grantor.

4.2	Any adjustments to the Options made pursuant to this clause shall be notified to the Option Holder by the Grantor.

5.	ASSIGNMENT

This Option Deed or any part or number of Options granted hereunder are not assignable.

6.	COVENANTS

6.1	So long as the Options remain exercisable in whole or in part:

6.1.1	if at any time an offer or invitation is made by the Grantor to the holders of the Shares for the purchase by the Grantor of any of its shares, the Grantor shall simultaneously give notice thereof to the Option Holder and the Option Holder shall be entitled, at any time whilst such offer or invitation is open for acceptance, to exercise its subscription rights so as to take effect as if it had exercised its rights immediately prior to the record date of such offer or invitation;

6.1.2

if at any time an offer is made to all holders of Shares (or all holders of Shares other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) (as such term is defined in the City Code on Takeovers and Mergers) to acquire the whole or any part of the issued share capital of the Grantor and the Grantor becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of the Grantor has or will become vested in the offeror and/or such persons or companies as aforesaid, the Grantor shall give notice to the Option Holder within 10 Business Days of its becoming so aware, and the Option Holder shall be entitled, at any time whilst such offer is open for acceptance, to exercise its subscription rights so as to take effect as if it had exercised its rights immediately prior to the record date of such offer. Publication of a scheme of arrangement under the

Companies Act 2006 providing for the acquisition by any person of the whole or any part of the issued share capital of the Grantor shall be deemed to be the making of an offer for the purposes of this sub-clause;

6.1.3	if an order is made or an effective resolution is passed for winding up the Grantor (except for the purpose of reconstruction, amalgamation or merger on terms sanctioned by the Option Holder in which case the Option Holder shall be entitled to be granted by the reconstructed, amalgamated or merged company a substituted Option of the value of the Options immediately prior to such reconstruction, amalgamation or merger), the Option Holder shall (if, in such winding up and on the basis that the Options to the extent then unexercised had been exercised in full and the subscription moneys for the relevant Shares had been received in full by the Grantor, there would be a surplus available for distribution amongst the holders of the Shares which, on such basis, would exceed in respect of each Share a sum equal to the exercise price) be treated as if immediately before the date of such order or resolution its subscription rights had been exercisable and had been exercised in full and shall accordingly be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Shares such a sum as it would have received had it exercised its subscription rights in full and become the holder of the Shares to which it would have become entitled by virtue of such subscription after deducting a sum per share equal to the exercise price. Subject to the foregoing all subscription rights shall lapse on liquidation of the Grantor.

6.2	The Grantor will concurrently with the issue of the same to the holders of its Shares (unless the Option Holder is also a holder of Shares) send to the Option Holder for information purposes only a copy of each published annual report and accounts or summary financial statement of the Grantor, together with all documents required by law to be annexed thereto, and copies of all other documents issued by the Grantor to holders of Shares.

7.	EMPLOYMENT

7.1	If any Option Holder is given notice by the Grantor to terminate:

(i)	in the case of an Employee, his employment; or

(ii)	in the case of a Director, his office; or

or gives notice to the Grantor to terminate such employment, office or engagement, in either case for any reason whatsoever, other than for a reason set out in clause 7.2 and subject to clause 7.3 this Option shall immediately lapse and cease to be capable of vesting, provided that a Option Holder may subject to clause 3.1 and 3.2 exercise all or any of his vested Options within 3 months after the termination of the office, employment or engagement.

7.2	Where a Option Holder ceases to be an Employee or Director but immediately upon so ceasing is engaged to provide services through a Service Provider or becomes a Service Provider, or where a Option Holder whose services are provided through a Service Provider ceases to be a Service Provider or to provide services through the Service Provider, but immediately on so ceasing becomes an Employee or a Director, the Board shall at their absolute discretion determine whether clause 7.1 shall apply.

7.3	If an Option Holder has in the reasonable opinion of the Board committed acts of fraud or gross misconduct, such Option Holder's Options shall lapse immediately.

7.4	Nothing in this Option Deed shall prevent the Board at their absolute discretion allowing any Option Holder to retain any Option (whether vested or otherwise) for such period as the Board shall determine is appropriate.

7.5	A Option Holder will not be treated for the purpose of Clause 7.1:

(i)	as ceasing to be a director or employee of the Grantor until such time as he is no longer a director or employee of any of the Grantor; or

(ii)	as ceasing to be a Director or Employee if, being a woman, she ceases to be a Director or Employee by reason of pregnancy or confinement but exercises her right to return to work under Section 82 of the Employment Rights Act 1996 before exercising an Option; or

(iii)	as ceasing to be a Director or Employee by reason of redundancy where his contract of employment continues by virtue of Regulation 5.1 of the Transfer of Undertakings for the Protection of Employment Regulations 1981.

8.	AUDITORS

In any matter in which they are required to act under this Deed, the auditors for the time being of the Grantor shall be deemed to be acting as experts and not as arbitrators and their decision, in the absence of manifest error, shall be final and binding on the Grantor and the Option Holder.

9.	TAX

In consideration of the Grantor entering into this Deed the Option Holder undertakes forthwith on demand to indemnify and keep indemnified the Grantor against all and any liability of the Grantor to pay or account for any tax (including without limitation any PAYE or national insurance contributions but excluding for the avoidance of doubt employer's secondary Class 1 national insurance contributions) arising as a result of or in connection with the grant, exercise or cancellation of the Options.

10.	NOTICES

10.1	Any notice or other communication given under this Deed must be in writing and signed by or on behalf of the party giving it and must be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post or by fax to the party due to receive it, at its address or fax number set out in this clause 10.1 or to such other address or fax number as are last notified in writing to the parties.

The address and fax numbers of the parties for the purpose of this clause 10.1 are as follows:

Grantor

Address:	2nd Floor, 27 Albemarle Street, London W1S 4DW

Fax:	020 7491 2758

For the attention of: the Company Secretary

Option Holder

Address: 12 Meadowland, Kings Worthy, Winchester, SO23 7LJ

10.2	Subject to clause 10.3, in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:

10.2.1	if delivered by hand, at the time of actual delivery to the address referred to in clause 10.1;

10.2.2	in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting; and

10.2.3	if sent by fax, at the time of completion of transmission.

10.3	If deemed receipt under clause 10.2 occurs before 9.00 a.m. on a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on that day. If deemed receipt occurs after 5.00 p.m. on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

10.4	For the avoidance of doubt, notice given under this Deed shall not be validly served if sent by e-mail.

11.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

12.	APPLICABLE LAW

12.1	This Deed is governed by English law.

12.2	Each of the parties irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in relation to any claim or matter arising out of or in connection with this Deed.

IN WITNESS whereof the parties have executed this instrument as a Deed this Day of 15 August 2008

THE SCHEDULE

Form of notice of exercise

TO:	The Secretary
Cambrian Mining plc

1	[ ] being the holder of the Option granted to him on [ ] 2008, at an exercise price of [ ]p per share, hereby exercises the Option in respect of [ ] ordinary shares of 20p each in the capital of Cambrian Mining.

2	Payment of £[ ] in favour of Cambrian Mining Plc is enclosed, in payment for the number of ordinary shares in respect of which the Option is being exercised.

3	[ ] wishes the ordinary shares referred to in paragraph 1 above to be registered as fully paid in his name or the name of his nominee as stated below and agrees to accept such ordinary shares subject to the memorandum and articles of association of Cambrian Mining Plc.

4	Cambrian Mining Plc is hereby requested to issue and send to the offices of [ ] at [ ] a share certificate in respect of such ordinary shares and, if applicable, a balancing certificate in respect of the Options not exercised on this occasion, by registered mail and at the risk of the Option Holder.

SIGNED by [                    ]

Dated:

Signed as a deed by Cambrian Mining Plc	)
acting by Mark Burridge a director, in the	)

presence of:	)	Director

Signature of Witness:

Full name of Witness:

Address:

Occupation:

SIGNED by Abraham Jonker	)
as a DEED in the presence of:	)

Signature of Witness:

Full name of Witness:

Address:

Occupation: